Exhibit 10.35
Approved by the Board of Directors 2/3/06
EXECUTIVE MANAGEMENT
SHORT TERM INCENTIVE PLAN for 2006
1. PROFITABLY GROW CORE ASSETS (30 Points)
A.	10 points for originating $1.8 billion of transactions during the year including booked commitments for loans, leases, placements, and deals closed by referral sources, plus one additional point up to a maximum of 5 points for each $50 million of portfolio loan growth in excess of the budget.

B.	5 points for meeting pretax net income budget (excluding NCBDC contribution.)

C.	5 points for 12.5% increase over 2005 cross-selling referrals.

D.	10 points for achieving budgeted core efficiency ratio (that excludes excess sale gains, unbudgeted operating expenses that generate new sources of revenue, and NCBDC contribution.)
2. STRENGTHEN ENTERPRISE RISK MANAGEMENT (20 Points)
A.	5 points for achieving the Board approved asset and liability management objectives by operating in the “green range” for a minimum of 90% of the measurements during the year and crossing into the “red range” not more than once during the year.

B.	5 points for the average percentage of non-performing assets (non-accruing and OREO) of 1.5% or less of total loans and LC’s plus an additional 5 points if the ratio is 1% or less with a reduction of 5 points if net charge offs exceed .5%.

C.	5 points for satisfactory evaluations from Loan Review, auditors, FCA, OTS, and FIDICA compliance.

D.	5 points for development of a long term IT strategy.
3. DEVELOP NEW PRODUCTS, MARKETS, AND BUSINESSES (15 Points)
A.	15 points for achieving a breakthrough innovation.
4. SUCCESFULLY IMPLEMENT MISSION BANKING STRATEGY (10 Points)
A.	5 points for “best efforts” evaluation; and for originating and arranging low-income transactions of $302 million during the year, plus one point up to a maximum of 5 points for each $5 million in excess of the goal.

B.	5 points for achieving 2006 Mission Banking goals.

Executive Management Short Term Incentive Plan for 2006

5. CREATE BRAND AWARENESS AND DEVELOP A STRATEGY TO MANAGE BRAND (10 Points)
A.	10 points for achieving 2006 brand strategy milestones.
6. LEADERSHIP (15 Points)
A.	5 points for meeting objectives in the strategic plan for employee retention, diversity, internal promotions, and Organizational Development.

B.	10 points for making significant progress on commercial bank charter conversion or acquisition of a commercial bank.
AWARD LEVELS

	Incentive Award as a Percentage
	of Year End 2006 Base Salary
Points		Executive Council	CEO
50 - 64.9	Up to	15%	20%
65 - 79.9	Up to	25%	30%
80 - 89.9	Up to	30%	40%
90 and over	Up to	35%	45%
In addition, an “Add-on” award may be earned by exceeding the pretax net income budget goal. The maximum additional award is 5% of salary for the CEO and 7.5% of salary for the Executive Council. For each 1% that pretax net income exceeds goal, 1% of salary is added to the award earned for achievement of the other goals, up to a maximum total award of 50% of salary for the CEO and 42.5% of salary for the Executive Council.
The CEO determines incentive awards for each Executive Council participant based upon the results of this plan and the achievement of individual performance objectives. The Compensation Committee determines the award for the CEO.
PARTICIPANTS
Brookner, Connealy, Donovan, Fannon, Hackman, Harris, Hiltz, Kho, Luzik, Reed, Schofield, Simonette, and Snyder